Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 4, 2020 (the “Effective Date”) by and between 4040 EARNINGS WAY, LLC, a Kentucky limited liability company (“Seller”), and INDCO, INC., a Tennessee corporation (“Purchaser”).

R E C I T A L S

A.           Seller is the owner of that certain parcel of land, containing approximately one and two-tenths (1.2) acres, located in Floyd County, Indiana, as shown or described on Exhibit A attached to and made a part of this Agreement (the “Land”) and known as 4040 Earnings Way, New Albany, Indiana, together with (i) all improvements located on such parcel, (ii) any and all rights, privileges, appurtenances and easements benefiting, belonging or pertaining to such parcel and (iii) all of Seller’s right, title and interest in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing such parcel (all of the foregoing is referred to collectively as the “Property”).

B.           Purchaser desires to purchase the Property from Seller, and Seller is willing to sell the Property to Purchaser, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Seller and Purchaser agree as follows:

1.	AGREEMENT OF SALE AND PURCHASE

Pursuant to the terms of this Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase and accept from Seller, the Property.

2.	PURCHASE PRICE; DEPOSIT

(a)          The purchase price for the Property (the “Purchase Price”) is EIGHT HUNDRED FORTY-FIVE THOUSAND DOLLARS ($845,000), subject to adjustments as set forth below.

(b)          Purchaser shall pay the Purchase Price as follows:

(i)          Within three (3) business days after the Effective Date, Purchaser shall deliver Fifteen Thousand Dollars ($15,000) by check or wire transfer of immediately available federal funds to First American Title Insurance Company (“Escrow Agent”), 211 N. Pennsylvania St., Suite 1250, Indianapolis, IN 46204, Attn: Monica Chavez, (317) 616-2213, mochavez@firstam.com, as a good faith deposit under this Agreement (the “Deposit”).  Escrow Agent shall hold, apply and disburse the Deposit in accordance with the terms of Exhibit B (the “Escrow Provisions”).  Escrow Agent is joining in the execution of this Agreement solely to acknowledge its receipt of the Deposit and its agreement to serve as escrow agent under and in accordance with the terms of this Agreement (including the Escrow Provisions); Escrow Agent’s signature to this Agreement (and any amendment) shall not be required for this Agreement (or any amendment) to be binding on Seller and Purchaser.  The Deposit shall be credited towards the Purchase Price at Settlement (defined in Section 8(a)).

(ii)         At Settlement, Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit) into escrow with Escrow Agent by wire transfer of immediately available federal funds.  Upon consummation of Settlement, including due recordation of the deed conveying the Property from Seller to Purchaser, Escrow Agent shall release and deliver to Seller the Purchase Price (including the Deposit), subject to the payment of adjustments and costs as provided in this Agreement.

3.	STUDY PERIOD

(a)         Purchaser shall have a period commencing on the Effective Date and expiring at 6:00 p.m. (Eastern time) on February 28, 2020 (the “Study Period”) in which to perform its due diligence inspections, investigations, examinations, tests, studies and assessments with respect to all matters pertaining to the Property.  Before the expiration of the Study Period, Purchaser shall deliver to Seller written notice of Purchaser’s election, in its sole and absolute discretion for any reason or no reason, either (i) to proceed with the transactions contemplated by this Agreement (the “Notice to Proceed”) or (ii) to terminate this Agreement (the “Termination Notice”).  If, before the expiration of the Study Period, Purchaser delivers neither the Notice to Proceed nor the Termination Notice, then Purchaser shall be deemed to have delivered the Termination Notice as of the expiration of the Study Period.  If Purchaser delivers the Notice to Proceed, then Purchaser shall be deemed to have waived any further right to terminate this Agreement in accordance with this paragraph and this Agreement shall continue in full force and effect; if Purchaser delivers (or is deemed to have delivered) the Termination Notice, then Escrow Agent promptly shall refund the Deposit to Purchaser, and thereafter this Agreement shall terminate and be of no further force or effect and Seller and Purchaser shall be released from further obligation and liability under this Agreement, at law and in equity.

(b)         To the extent not previously provided to Purchaser and to the extent in the possession or control of Seller or its agents, Seller shall deliver or make available to Purchaser, within one (1) Business Day after the Effective Date, a copy of all reports, tests, studies, surveys, plats, plans, documents, materials and information relating to the Property (collectively, the “Property Materials”) at no cost to Purchaser.  Additionally, Seller shall comply promptly and in good faith with any reasonable request by Purchaser from time to time during the term of this Agreement for any updates to the Property Materials or any other information, documents or materials in the possession or control of Seller or its property manager that reasonably pertain to the Property but were not included in the Property Materials.  At Settlement, Seller shall assign to Purchaser (to the extent assignable) all of Seller’s rights in, to and under the Property Materials at no cost to Purchaser.

(c)         For so long as this Agreement is in effect, Purchaser (and its employees, contractors, agents, representatives, investors and lenders) may enter upon the Property and cause such inspections, investigations, assessments, tests and studies (including engineering, environmental, soils, financing, economic feasibility and market analyses) with respect to the Property to be performed as Purchaser deems appropriate (collectively, the “Studies”).  The Studies shall not nullify or limit, or be deemed to diminish Purchaser’s right to rely upon the accuracy and completeness of, Seller’s representations and warranties set forth in Section 5(a).  Purchaser, at its sole expense, shall restore the Property to substantially the same condition existing immediately before the Studies.  Purchaser shall indemnify and hold harmless Seller against any liability that Seller incurs caused by Purchaser’s entry and activities upon the Property (excluding the mere discovery of any pre-existing conditions that Purchaser did not exacerbate), however Purchaser shall not be liable for any punitive, special, indirect, consequential or incidental damages.

4.	TITLE

At Settlement, Seller shall convey to Purchaser absolute fee simple title to the Property, free and clear of all tenancies (oral or written), judgments, liens, encumbrances, covenants, conditions, restrictions, easements, rights-of-way, legal violations (recorded and unrecorded) and other matters affecting title to the Property, subject, however, to those matters (if any) affecting title to the Property that Purchaser accepts (the “Permitted Exceptions”).  Title to the Property shall be merchantable, good of record and in fact and insurable without exceptions (other than Permitted Exceptions) at standard rates by a recognized title insurance company that Purchaser selects.  The Permitted Exceptions shall not include any mortgage, deed of trust, other monetary lien or encumbrance capable of being cured with the payment of money and, at or before Settlement, Seller shall discharge or release the foregoing at its own expense.

5.	REPRESENTATIONS AND WARRANTIES

(a)          Seller represents and warrants to Purchaser as follows:

(i)          Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky and is qualified to do business in the Property’s jurisdiction.  Seller has the right, power and authority to enter into and perform its obligations under this Agreement, including conveying the Property to Purchaser, without any further action, approval, authorization or consent.  This Agreement has been, and all documents and instruments to be delivered by Seller at Settlement will be, duly authorized, executed and delivered by Seller and constitute Seller’s valid and binding obligation, enforceable against Seller in accordance with their respective terms.  Seller’s execution and delivery of, and performance of its obligations under, this Agreement will not conflict with Seller’s organizational documents, constitute a material default under any document, instrument or agreement to which Seller is a party or Seller or the Property is bound, or violate any applicable law, regulation or court order.

(ii)          No person or entity other than Purchaser has any right or option to purchase all or any of the Property or any interest in the Property or Seller.

(iii)        There is no lease, license, tenancy or occupancy or use agreement (whether written or oral) in effect with respect to the Property except the lease between Seller and Purchaser (the “Lease”).

(iv)         There is no unrecorded or off-record agreement (written or oral) with any third party (including any governmental or quasi-governmental authority, citizens group or adjacent property owner) that will bind Purchaser or the Property after Settlement.

(v)          No governmental assessment has been levied or, to Seller’s knowledge, is threatened against the Property.  There is no application or proceeding for any reduction in real estate tax assessments of the Property.

(vi)        Seller has not received written notice of any, and to Seller’s knowledge there is no, violation of any (A) applicable law, statue, ordinance, rule, regulation, code or order (including with respect to the environment or accessibility) or (B) plan, easement, covenant, condition or restriction of record affecting the Property.

(vii)       No litigation or other proceeding (including with respect to zoning, annexation, condemnation or eminent domain) is pending or threatened in writing against Seller or affecting the Property.  There is no judgment, order or decree against Seller or the Property that is unsatisfied of record.

(viii)      The Property is zoned I-1b Light Industrial Park.

(ix)        To Seller’s knowledge, no Hazardous Substances have been or currently are located upon or within the Property (except in strict compliance with applicable laws) or have been released from the Property.  “Hazardous Substances” means (A) hazardous or toxic substances, materials, wastes, contaminants or pollutants; biological, chemical, medical or industrial substances, materials, wastes, contaminants or pollutants; or other substances that are regulated or prohibited by any federal, state or local law, statute, rule, regulation, ordinance or order addressing environmental protection, pollution control, air quality, water quality or human health or safety, (B) asbestos, asbestos containing material and radon, (C) polychlorinated biphenyl (PCB) and (D) oil, petroleum and their byproducts.

(x)         All documents, materials and information delivered or made available to Purchaser under this Agreement are accurate and complete in all material respects and do not contain any untrue statement of a material fact or omit any material fact necessary to make such documents or information not misleading.

(xi)        There is no bankruptcy, insolvency, reorganization or similar action or proceeding (whether voluntary or involuntary) pending or, to Seller’s knowledge, threatened in writing against Seller.  Seller has not made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors.  Seller has not had a receiver, conservator, liquidating agent or similar person appointed for any of its assets or suffered the attachment or other judicial seizure of all or substantially all of its assets.  Seller is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.

(xii)       Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act, as amended.

(xiii)       Seller is not (A) a “party in interest” under Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for any “employee benefit plan” or other “plan” (as defined in ERISA §3(3)) or (B) a “disqualified person” (as defined in Internal Revenue Code §4975(e)(2)) for any “employee benefit plan” or other “plan” that has any interest in that “party in interest”.  Seller does not have, and never had, any employee.

(xiv)      Seller is not a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those listed on OFAC’s specially designated and blocked persons list) or under any statute, regulation, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or other governmental action (a “Restricted Entity”), and Seller is not associated or dealing with any Restricted Entity.

(b)          Purchaser represents and warrants to Seller as follows:

(i)          Purchaser has the right, power and authority to enter into and perform its obligations under this Agreement without any further action, approval, authorization or consent.  This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes Purchaser’s valid and binding obligation, enforceable against Purchaser in accordance with its terms.  Purchaser’s execution and delivery of, and performance of its obligations under, this Agreement will not conflict with Purchaser’s organizational documents, constitute a material default under any document, instrument or agreement to which Purchaser is a party, or violate any applicable law, regulation or court order.

(ii)          There is no action, suit, litigation or proceeding pending or, to Purchaser’s knowledge, threatened in writing against Purchaser and there is no judgment, order or decree against Purchaser that is unsatisfied of record.

(iii)         Purchaser is not a debtor in any bankruptcy or insolvency proceeding.  Purchaser is not insolvent, and performing its obligations under this Agreement will not render Purchaser insolvent.

(iv)         Purchaser is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.

(v)          Purchaser is not a Restricted Entity and is not associated or dealing with any Restricted Entity.

(vi)        Purchaser is not (A) a “party in interest” under Section 3(14) of ERISA for any “employee benefit plan” or other “plan” (as defined in ERISA §3(3)) or (B) a “disqualified person” (as defined in Internal Revenue Code §4975(e)(2)) for any “employee benefit plan” or other “plan” that has any interest in that “party in interest”.

(c)          All of Seller’s and Purchaser’s representations and warranties contained in this Section 5 shall be true as of the date of this Agreement and as of the time of Settlement.

6.	SELLER’S COVENANTS

Seller covenants with Purchaser that, from the Effective Date until Settlement (or sooner termination of this Agreement pursuant to its terms):

(a)         Seller shall operate, manage, maintain and repair the Property in a manner consistent in all material respects with past practice but in any event in accordance with applicable contractual obligations, legal requirements and judicial and administrative orders and proceedings.  However, without Purchaser’s prior written consent (which Purchaser may grant or withhold in its sole and absolute discretion), Seller shall not enter into any contract that would affect the Property after Settlement.  Seller shall not alter (or suffer or permit the alteration of) the Property without Purchaser’s prior written consent in each instance (which Purchaser may grant or withhold in its sole and absolute discretion), and Seller shall not cause, permit or suffer any waste to the Property.

(b)          Without Purchaser’s prior written consent (which Purchaser may grant or withhold in its sole and absolute discretion), Seller shall not take any action affecting the zoning classification or the land use or development approvals of, or (except for actions effectuating the release of liens or encumbrances) title to, the Property or file any tax appeal or other proceeding.

(c)          Seller shall maintain in force and effect the policies of property insurance (for full replacement cost) and liability insurance in effect on the Effective Date (or replacement policies providing comparable coverages) and Seller shall comply with all of the terms of such policies.

(d)          Seller immediately shall terminate all negotiations with any other parties regarding the sale of the Property (or any direct or indirect interests therein) and not market (or suffer or permit the marketing of) the Property (or any direct or indirect interests therein) for sale, accept or consider offers for the sale of the Property (or any direct or indirect interests therein) or engage in negotiations with anyone (other than Purchaser) that has expressed or may express an interest in acquiring the Property or any portion thereof or any direct or indirect interest therein.

(e)          Seller promptly shall (i) deliver to Purchaser a copy of any written notice that Seller receives from any governmental authority, insurance company, adjacent property owner or tenant with respect to the Property and (ii) notify Purchaser in writing of any facts coming to Seller’s attention indicating the inaccuracy of any of Seller’s representations or warranties in this Agreement.

7.	CONDITIONS PRECEDENT

(a)          Purchaser’s obligation to purchase the Property shall be subject to the satisfaction of the following conditions precedent as of the time of Settlement (each, a “Condition Precedent” and collectively the “Conditions Precedent”):

(i)          Seller must have performed all of its covenants and complied with all of its obligations under this Agreement, and all of Seller’s representations and warranties in this Agreement must be accurate and complete in all material respects, as evidenced by a certificate to such effect executed by Seller and delivered to Purchaser at Settlement.  Where any of Seller’s representations and warranties are based upon Seller’s knowledge, satisfaction of this condition requires the actual truth of the subject matter of the representation or warranty and not merely the truth of Seller’s statement as to the state of its knowledge about such subject matter.

(ii)         Title must be in the condition required under Section 4 of this Agreement.

(iii)        No material adverse change must have occurred since the Effective Date in the physical or environmental condition, or the development, zoning or land use status, of the Property.

(b)         If any of the Conditions Precedent is not satisfied at least ten (10) days before the Settlement date, Purchaser shall have the right, exercisable by giving written notice to Seller on or before the Settlement date, to (i) terminate this Agreement, (ii) waive the unsatisfied Conditions Precedent and proceed to Settlement in accordance with the terms of this Agreement that have not been so waived or (iii) extend Settlement until the earlier of fifteen (15) days after all of the Conditions Precedent are satisfied and May 1, 2020 (the “Outside Settlement Date”).  If Purchaser extends under clause (iii) but all Conditions Precedent still have not been satisfied as of the Outside Settlement Date, Purchaser shall have the right to terminate under clause (i) or waive under clause (ii).  In the event of termination under this Section 7(b), Escrow Agent promptly shall return the Deposit to Purchaser and thereafter the parties shall be relieved of all further liability under this Agreement, at law and in equity.  Notwithstanding the foregoing, if any of the Conditions Precedent is not satisfied as the result of a breach or default by Seller, Seller shall not be relieved of liability under this Agreement and Purchaser’s right to receive a refund of the Deposit shall be in addition to, and not in limitation of, Purchaser’s right to exercise any and all other rights and remedies that Purchaser may have under applicable law for Seller’s breach or default.

8.	SETTLEMENT

(a)          The consummation of the sale and purchase of the Property pursuant to this Agreement (the “Settlement”) shall be held on April 1, 2020, or such earlier date as Seller and Purchaser may agree.  Settlement shall be conducted by the delivery of documents and funds into escrow with Escrow Agent, or other title company or title agent that Purchaser selects, without the necessity of personal attendance by the parties.

(b)          At Settlement, (i) Seller shall execute and deliver to Purchaser a general warranty deed, with covenants of right to convey and further assurances, in recordable form and (B) Seller and Purchaser shall execute and deliver both a bill of sale and omnibus assignment as well as a Lease termination agreement.  Upon Purchaser’s request, Seller shall (A) execute and deliver any documents, instruments, certificates and affidavits reasonably necessary to consummate the transaction this Agreement contemplates or that Purchaser’s title insurance company requires to eliminate any standard or printed exceptions in the final policy of title insurance issued to Purchaser or its lender or in compliance with tax reporting requirements, and (B) furnish evidence of Seller’s power and authority to consummate Settlement in accordance with this Agreement as required by Purchaser or its title insurance company.

(c)          Seller shall give Purchaser possession of the Property at the time of Settlement, free and clear of all tenants, licensees and occupants.

9.	ADJUSTMENTS; COSTS

(a)         All items of income and expense with respect to the ownership and operation of the Property shall be adjusted and apportioned between Seller and Purchaser as of the Settlement date.  If any such item cannot be apportioned at Settlement because information is unavailable, or is incorrectly apportioned at or after Settlement, then such item shall be estimated at Settlement and apportioned or reapportioned (as the case may be) as soon as practicable thereafter (but in no event more than one hundred eighty (180) days after Settlement), and this obligation shall survive Settlement.

(b)         Seller shall pay the recording fee for the deed and the premium for an owner’s policy of title insurance insuring Purchaser.  Purchaser shall pay any survey costs.  Seller and Purchaser each shall pay half of Escrow Agent’s fees.  Each party shall pay its own attorneys’ fees.

10.	DEFAULT

If Purchaser wrongfully fails to settle on the Property as and when this Agreement requires and Seller is ready, willing and able to perform, or if Purchaser otherwise shall default under this Agreement, then, provided that Purchaser has received written notice from Seller specifying the nature of the default and Purchaser fails to cure such default within ten (10) days after receiving such notice, Escrow Agent shall deliver the Deposit to Seller as complete and liquidated damages and as Seller’s sole and exclusive remedy, this Agreement shall terminate and Seller and Purchaser shall be relieved of all further liability under this Agreement, at law and in equity.  Seller and Purchaser acknowledge that it would be extremely impractical and difficult to ascertain the actual damages that Seller would suffer if Purchaser fails to settle on the Property as and when required under this Agreement, carefully considered the loss to Seller that would be occasioned by such failure, and determined that the amount of the Deposit is a fair and reasonable estimate of those damages and not a penalty.  Seller expressly waives all rights of action against Purchaser for specific performance or damages for any matter arising out of or relating to this Agreement.  Any attendance or appearance at Settlement by either party shall not nullify or void this provision for payment of liquidated damages as Seller’s sole remedy.

11.	CASUALTY; CONDEMNATION

If any or all of the Property is damaged or destroyed by fire or any other cause or condemned or taken pursuant to any governmental or other power of eminent domain (or made the subject of any proposal, notice or proceeding in connection therewith) before Settlement, Seller promptly shall give written notice thereof to Purchaser and Purchaser may terminate this Agreement by delivering written notice to Seller within thirty (30) days after receiving Seller’s written notice.  If Purchaser so terminates this Agreement, Escrow Agent promptly shall return the Deposit to Purchaser and thereafter the parties shall be relieved of further liability under this Agreement, at law and in equity.  If Purchaser does not so terminate this Agreement, the parties shall proceed to Settlement and Seller shall assign to Purchaser all insurance proceeds and condemnation awards and (if applicable) Seller shall pay to Purchaser any deductible under Seller’s insurance policy.

12.	BROKERAGE

Each of Seller and Purchaser represents and warrants the other that it has not dealt with any real estate broker, agent or finder in connection with the transaction contemplated by this Agreement and that no right to or claim for commission, brokerage fee or other compensation has been created by its actions with respect to this Agreement.  Seller and Purchaser shall indemnify, defend and hold harmless each other against all loss, liability and expense (including reasonable attorneys’ fees and litigation costs) incurred by the other to the extent one or the other is shown to be in breach of the foregoing representations or warranties.  The provisions of this paragraph shall survive Settlement or any termination of this Agreement.

13.	NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) personally delivered with delivery confirmation, (b) sent by commercial overnight courier with delivery confirmation, (c) mailed by certified U.S. Mail, return receipt requested, postage prepaid or (d) sent by e-mail, in each case addressed as follows:

If to Seller:	4040 Earnings Way, LLC
6412 Paintbrush Lane
Louisville, KY 40059
Attn: JT Sims, Managing Member
jtsimsjr@gmail.com

If to Purchaser:	c/o Indco, Inc.
4040 Earnings Way
New Albany, IN 47150
Attn: C. Mark Hennis
Hennis@indco.com

with a copy to:	Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
1 South Street, 27th Floor
Baltimore, MD 21202
Attn: Hillel Tendler, Esq.
ht@nqgrg.com

The parties shall be responsible for notifying each other of any change of address.  A notice shall be deemed received when actually received or delivery is refused.  Attorneys may give notices on behalf of their respective clients.

14.	MISCELLANEOUS

(a)          The Recitals set forth above and the exhibits attached below are incorporated in and made a material part of this Agreement.  This Agreement contains all (and supersedes any prior) agreements (whether oral or written) between the parties with respect to the matters that this Agreement covers.  The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.  This Agreement may be modified or terminated only by a written agreement duly signed by the parties.

(b)         The headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  Every reference to “including” and its variations shall be interpreted as if followed by the words “without limitation.”  This Agreement represents the results of bargaining and negotiations between the parties (each of which is represented by legal counsel of its own choosing) and a combined draftsmanship effort and therefore shall be construed without regard to any custom or rule of law requiring construction or interpretation against the party responsible for drafting this Agreement.

(c)          Seller shall, at any time and from time to time upon written request, promptly execute, acknowledge and deliver to Purchaser such further instruments and documents and take such other action as Purchaser may reasonably request to effectuate the purpose and intent of this Agreement provided it does not materially increase Seller’s obligations or liabilities under this Agreement.

(d)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana (excluding choice of law principles).

(e)          This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement.  Facsimile and PDF signatures shall be deemed valid to the same extent as originals.

(f)          Purchaser may not assign this Agreement without Seller’s prior written consent; provided, however, that Purchaser may assign this Agreement without Seller’s consent to one or more entities directly or indirectly controlled by, or under common ownership or control with, Purchaser or its affiliates.  Upon any assignment that does not require the consent of Seller as provided in this paragraph, Purchaser shall notify Seller in writing of such assignment and the assigning party then named as Purchaser in this Agreement shall be released from further liability under this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the heirs, personal representatives, successors and permitted assigns of Seller and Purchaser.

(g)          Purchaser reserves the right to waive in writing any of the terms and conditions of this Agreement for the benefit of Purchaser and to purchase the Property in accordance with the terms and conditions of this Agreement that that Purchaser does not waive.

(h)         Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a day that is not a Business Day, then such period (or date) shall be extended until the next succeeding Business Day.  For the purposes of this Agreement, “Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for business in the State of Indiana.

(i)           If and to the extent that this Agreement is deemed to be an option contract, simultaneous with the execution of this Agreement, Purchaser has paid to Seller the sum of Ten Dollars ($10) as independent consideration (separate and apart from the Purchase Price and will in no event be returned to Purchaser) to Seller for the granting of any and all options deemed to have been granted by this Agreement.

(j)          If either party desires to effectuate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code in connection with the Property, the other party shall reasonably cooperate in structuring and consummating such like-kind exchange.  The exchanging party may characterize adjustments and credits on the settlement statement in a manner so as to maximize the benefits of a 1031 transaction (e.g., in lieu of Seller retaining prepaid rents and security deposits and providing to Purchaser a credit at Settlement for the amount of the security deposits, Purchaser may elect that prepaid rents and security deposits be transferred to Purchaser and in such event Purchaser would not receive a credit against the Purchase Price for such amounts).

(k)          SELLER AND PURCHASER EACH WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS MADE KNOWINGLY, VOLUNTARILY AND AFTER CONSULTING WITH (OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH) COUNSEL OF ITS OWN CHOOSING AS TO THE MEANING OF THIS WAIVER.  The party that finally prevails in any litigation between Seller and Purchaser arising out of or related to this Agreement shall be entitled to recover its reasonable legal fees and costs in such matter from the non-prevailing party, and any judgment or decree rendered shall include an award for such expenses, fees and costs.

(l)           The terms and provisions of this Agreement shall survive Settlement and execution and delivery of the deed and shall not be merged therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Purchase and Sale Agreement as of the Effective Date.

WITNESS:	SELLER:

4040 EARNINGS WAY, LLC, a Kentucky
limited liability company

/s/ Sherry Sims	By:	/s/ JT Sims
Sherry Sims		JT Sims
Managing Member

PURCHASER:

INDCO, INC., a Tennessee corporation

/s/ Kristina Wilberding	By:	/s/ C. Mark Hennis
Kristina Wilberding		Name: C. Mark Hennis
Title: President

ESCROW AGENT:

FIRST AMERICAN TITLE
INSURANCE COMPANY

By:	/s/ Andrew Eyster
Name: Andrew Eyster
Title: Escrow Officer

Exhibit A

Land

[insert]

Exhibit B

Escrow Provisions

1.            Investment and Use of Funds.  Escrow Agent shall invest the Deposit in a separate, interest-bearing bank account and shall not commingle the Deposit with any other funds.  Accrued interest on the Deposit shall be added to and become part of, and be disbursed with, the Deposit.

2.            Termination.  Upon termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination.  Such notice shall also contain a request for the release of the Deposit to the Terminating Party if the Terminating Party intends to request same.  The Non-Terminating Party shall have ten (10) days after its receipt of the notice in which to deliver to Escrow Agent and Terminating Party written objection to the release of the Deposit to the Terminating Party.  If the Non-Terminating Party does not timely deliver such objection, then Escrow Agent shall release the Deposit to the Terminating Party.  If the Non-Terminating Party timely delivers such objection, then Escrow Agent shall retain the Deposit until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Deposit or until a final arbitration decision or a final court order, decree or judgment determines which party is entitled to the Deposit.  Upon such event, the Deposit shall be delivered in accordance with such instruction, decision, order, decree or judgment.  For the purposes of this paragraph, “final” means not subject to appeal.

3.             No Right to Object to Release of Deposit.  Notwithstanding anything to the contrary contained in this Exhibit, if this Agreement terminates during the Study Period, Seller shall not have the right to object to the release of the Deposit to Purchaser, the notice and opportunity to object provided for under Paragraph 2 of this Exhibit need not be given to Seller, and Escrow Agent shall deliver the Deposit to Purchaser promptly after receipt of written evidence from Purchaser of timely termination of this Agreement during the Study Period.

4.            Interpleader.  In the event of any controversy regarding the Deposit, unless Escrow Agent receives written instructions signed by Seller and Purchaser directing the Deposit’s disposition, Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at Escrow Agent’s option, Escrow Agent may interplead all parties and transfer the Deposit to a court of competent jurisdiction and then Escrow Agent shall be relieved of any responsibility for the Deposit.

5.            Resignation of Escrow Agent.  Escrow Agent may resign upon fifteen (15) days’ prior written notice to the parties to their addresses set forth in this Agreement.  If a successor escrow agent is not appointed by mutual consent of the parties within the fifteen (15) day period following such resignation, then Escrow Agent or any party may petition a court of competent jurisdiction to name a successor.  Seller and Purchaser shall pay the costs of such action on an equal basis.

6.             Liability of Escrow Agent.  The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent, when acting as such, shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and shall be liable only for its gross negligence or willful misconduct.

7.            No Duty to Inquire.  Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, statement, instruction or request furnished to it under the Agreement that Escrow Agent believes in good faith to be genuine and to have been signed or presented by the proper party or parties.  Escrow Agent shall be under no duty to make any inquiry as to the form, genuineness, proper execution or accuracy of the notice, statement, instruction or request.

8.             No Disqualification of Escrow Agent.  Escrow Agent shall not be disqualified or otherwise limited in acting as the attorney for Purchaser or Seller with regard to this Agreement, the Property or any other matter (including any dispute between Seller and Purchaser) by reason of Escrow Agent’s service as Escrow Agent under this Agreement or as title agent.

9.              Escrow Fee.  Escrow Agent shall not be entitled to any compensation for performing its services as Escrow Agent.